Exhibit 21

Subsidiaries of the Registrant

1. Coolisys Technologies, Inc., a Delaware corporation

2. Microphase Corporation, a Delaware corporation

3. FlexiSphere Acquisition Corp., a Delaware corporation

4. Super Crypto Mining, Inc., a Delaware corporation

5. Digital Power Corporation, a Delaware corporation

6. Excelo LLC, a Nevada limited liability company

7. Digital Power Lending, LLC, a California limited liability company

8. Power-Plus Technical Distributors, LLC, a California limited liability company

9. Digital Power Limited, a company organized under the laws of England and Wales